Exhibit to Item 77C

On March 22, 2010, the Company held a Special Meeting of Shareholders for the Absolute Return Fund II (formerly Absolute Return Fund), Market Neutral Fund II (formerly Market Neutral Fund) and Alternative Strategies Fund (each a “Fund” or the “Funds”), each a portfolio of the Embarcadero Funds, Inc. (the “Company”)

Absolute Return Fund

Proposal 1: To approve the Reorganization Plan insofar as it relates to Absolute Return Fund and Small-Cap Growth Fund, each a series of the Company, and the transactions contemplated thereby, including (a) the transfer of all the assets of Absolute Return Fund to, and the assumption of all the liabilities of Absolute Return Fund by, Small-Cap Growth Fund in exchange solely for shares of Small-Cap Growth Fund, (b) the distribution of those Small-Cap Growth Fund shares pro rata to shareholders of Absolute Return Fund and (c) the termination of Absolute Return Fund shortly afterwards.

For

Against

Abstain

271,401

7,361

3,144

96.27%

2.61%

1.12%

The following report on the voting record for shareholders of the Market Neutral Fund with respect to the proposal was then presented, noting that the Market Neutral Fund had changed its name to the Market Neutral Fund II and the All-Cap Growth Fund had changed its name to the Market Neutral Fund:

Market Neutral Fund

Proposal 1: To approve the Reorganization Plan insofar as it relates to Market Neutral Fund and All-Cap Growth Fund, each a series of the Company, and the transactions contemplated thereby, including (a) the transfer of all the assets of Market Neutral Fund to, and the assumption of all the liabilities of Market Neutral Fund by, All-Cap Growth Fund in exchange solely for shares of All-Cap Growth Fund, (b) the distribution of those All-Cap Growth Fund shares pro rata to shareholders of the Market Neutral Fund and (c) the termination of Market Neutral Fund shortly afterwards.

For

Against

Abstain

138,454

2,979

2,536

96.17%

2.07%

1.76%

The following report on the voting record for shareholders of the Alternative Strategies Fund with respect to the proposal was then presented, noting that the All-Cap Growth Fund had change its name to the Market Neutral Fund:

Alternative Strategies Fund

Proposal 1:  To approve the Reorganization Plan insofar as it relates to Alternative Strategies Fund and All-Cap Growth Fund, each a series of the Company, and the transactions contemplated thereby, including (a) the transfer of all the assets of Alternative Strategies Fund to, and the assumption of all the liabilities of Alternative Strategies Fund by, All-Cap Growth Fund in exchange solely for shares of All-Cap Growth Fund, (b) the distribution of those All-Cap Growth Fund shares pro rata to shareholders of the Alternative Strategies Fund and (c) the termination of Alternative Strategies Fund shortly afterwards.

For

Against

Abstain

156,064

8,019

4,010

92.84%

4.77%

2.39%